SUPERTEX, INC.                                                PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Dr. Henry C. Pao
July 21, 2005		President & CEO
	Tel:	408-222-8888
	Fax:	408-222-4800
	Email:	investors@supertex.com

SUPERTEX REPORTS FIRST FISCAL QUARTER RESULTS

Sunnyvale, CA (July 21, 2005) - Supertex, Inc. (NASDAQ: SUPX) today reported net sales of $15,993,000 for its first fiscal quarter ended July 2, 2005, a 12% increase from the $14,242,000 reported for the same quarter of the prior fiscal year, and a 35% increase compared with the prior quarter of $11,843,000. Net income for the quarter increased 52% to $2,819,000 or $0.21 per share on a diluted basis from $1,860,000 or $0.14 on a diluted basis for the same quarter of the prior fiscal year, and increased 551% from $433,000 or $0.03 per share on a diluted basis when compared with the prior quarter.

Dr. Henry C. Pao, President and CEO, commented, “I am happy to report that our net sales grew by 35% sequentially in our first fiscal quarter. Our gross margin improved to 57% from 49% in the prior fiscal quarter primarily due to favorable product mix and increased capacity utilization. Our inventory increased by $486,000, in order to support our second fiscal quarter sales plan. Cash flow from operations was positive in the quarter. Despite $1.1 million of stock buybacks, our cash, cash equivalents, and short-term investments increased by $2.5 million during the quarter, primarily from operations. Our research and development expenses in the quarter increased $221,000 from the prior quarter to $2.8 million, remaining at 17% of net sales. Our sales and marketing expenses went up about $279,000 from the prior quarter to $2.0 million dollars or 12% of net sales due to increased activities. Our revenues from both our medical and imaging customers were very strong, augmented by shipments in our new LED driver and hot swap products. Our book-to-bill ratio was positive. With forecast inputs from our major customers, we are expecting sequential growth in our second fiscal quarter driven by our customers serving the above mentioned markets.”

Forward Looking Statements:

The industry in which we compete is characterized by extreme rapid changes in technology and frequent new product introductions. We believe that our long-term growth will depend largely on our ability to continue to enhance existing products and to introduce new products and features that meet the continually changing requirements of our customers. All statements contained in this press release that are not historical facts are forward-looking statements. They are not guarantees of future performance or events. They are based upon current expectations, estimates, beliefs, and assumptions about the future, which may prove incorrect, and upon our goals and objectives, which may change. Often such statements can be identified by the use of the words such as "will," "intends," "expects," "plans," "believes," "anticipates," and "estimates." An example of a forward-looking statement includes that we are forecasting sequential growth in our second quarter driven by customers serving the medical and imaging markets. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not guarantees of future performance or events but rather involve a number of risks and uncertainties including, but not limited to, whether our customers experience the demand we anticipate for their products based in part upon their input, and whether competitors introduce devices at lower prices than our devices causing price erosion as well as other risk factors detailed in our Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission. Due to these and other risks, our future actual results could differ materially from those discussed above. We undertake no obligation to publicly release updates or revisions to these statements which speak only as of this date.

Conference Call Details

The Company will host a conference call at 2:30 p.m. PDT (5:30 p.m. EDT) on July 21, 2005, following the earnings release. President and Chief Executive Officer, Dr. Henry C. Pao and Executive Vice President, Richard E. Siegel will present an overview of the first fiscal quarter financial results, discuss current business conditions and then respond to questions.

The call is available live to listen or ask questions to any interested party by dialing 877-707-9632 (domestic) or 785-830-1914 (toll, international) before the scheduled start time, and asking to be connected to the Supertex First Quarter Investor Call. A recorded replay will be available until 11:59 p.m., August 4, 2005 by dialing 800-839-5131 (domestic) or 402-220-1506 (toll, international).

About Supertex

Supertex, Inc. is a publicly held mixed signal semiconductor manufacturer, focused in high voltage interface products for use in the telecommunications, networking systems, flat panel displays, medical and industrial electronics industries. Supertex product, corporate and financial information is readily available at www.supertex.com.

For further information, contact Henry Pao at Supertex, Inc., 1235 Bordeaux Drive, Sunnyvale, California 94089, 408-222-8888 or visit our Website at http://www.supertex.com.

SUPERTEX, INC.

CONSOLIDATED INCOME STATEMENT INFORMATION
(unaudited)

	Three-months Ended
	(in thousands, except per share amounts)
	July 2, 2005	July 3, 2004
Net sales	$15,993	$14,242
Cost of sales	6,806	7,069
Gross profit	9,187	7,173
Research and development	2,759	2,470
Selling, general and administrative	3,188	2,402
Income from operations	3,240	2,301
Interest and other income, net	906	395
Income before income taxes	4,146	2,696
Provision for income taxes	1,327	836
Net income	$2,819	$1,860
Net income per share
Basic	$0.22	$0.14
Diluted	$0.21	$0.14
Shares used in per share computation
Basic	13,078	12,904
Diluted	13,215	13,050

SUPERTEX, INC.

CONSOLIDATED BALANCE SHEET INFORMATION

(unaudited)

	July 2, 2005	April 2, 2005
	(in thousands)
ASSETS
Cash and cash equivalents	$10,759	$38,634
Short term investments	80,139	49,783
Accounts receivable, net	9,103	7,898
Inventories, net	13,110	12,624
Deferred income taxes	6,321	6,322
Other current assets	818	917
Total current assets	120,250	116,178
Property, plant and equipment	7,728	7,992
Other assets	96	96
Deferred income taxes	2,111	2,111
TOTAL ASSETS	$130,185	$126,377
LIABILITIES
Trade accounts payable	$3,114	$3,280
Accrued salaries, wages and employee benefits	9,360	8,720
Other accrued liabilities	812	634
Deferred revenue	3,181	3,610
Income taxes payable	4,360	3,038
Total current liabilities	20,827	19,282

SHAREHOLDERS' EQUITY
Common stock	35,684	35,343
Retained earnings	73,674	71,752
Total shareholders' equity	109,358	107,095
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$130,185	$126,377